Exhibit 3.3

RESTATED
CERTIFICATE OF TRUST
OF
FINANCIAL SERVICES VEHICLE TRUST

THIS Restated Certificate of Trust of Financial Services Vehicle Trust (the “Trust”) is being duly filed by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 11, 1995 as amended by the Certificate of Amendment to the Certificate of Trust of the Trust (as amended, the “Certificate of Trust”) which was filed with the Secretary of State on September 27. 1996 under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).
The Certificate of Trust is hereby amended and restated in its entirety, pursuant to Section 3810(c)(1) of the Act, to read as follows:
1. Name.   The name of the statutory trust formed hereby is Financial Services Vehicle Trust.
2. Delaware Trustee.   The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.
3. Series.   Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).
4. Notice of Limitation of Liabilities of each Series.   Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.
5. Effective Time.   This Restated Certificate of Trust will be effective upon its filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Trust in accordance with Section 3811(a) of the Act

THE BANK OF NEW YORK (DELAWARE),
not in its individual capacity but solely as trustee

By:	/s/ JoAnn C. DiOssi
Name: JoAnn C. DiOssi
Title: Assistant Vice President